Exhibit 99.1

FOR IMMEDIATE RELEASE

October 2, 2006

Owens & Minor Completes Acquisition of McKesson’s

Acute-Care Medical and Surgical Supply Distribution Business

RICHMOND, VA…October 2, 2006 - Owens & Minor (NYSE: OMI) announced that effective September 30, 2006, it completed the previously announced acquisition of certain assets of the acute-care medical and surgical supply distribution business of McKesson Medical-Surgical, a business unit of McKesson Corporation (NYSE: MCK). The transaction was closed following a successful federal regulatory review and satisfaction of customary closing conditions. On July 11, 2006, Owens & Minor and McKesson announced that the two companies had signed a definitive purchase agreement. Owens & Minor acquired the business for approximately $165 million, including net inventory valued at approximately $122 million. The acquisition, funded by available cash and financing under the company’s existing bank revolver, is expected to generate at least $800 million in incremental annual revenue for Owens & Minor.

Effective upon the close of the transaction, Owens & Minor and McKesson immediately launched a cooperative transition plan designed to convert the McKesson business to Owens & Minor over an estimated six-month period. Under this fee-for-service transition-services agreement, Owens & Minor will compensate McKesson for providing distribution and support services to customers until the customers are converted to Owens & Minor. The company anticipates that the dilutive impact to earnings from the transaction over the transition period will be in a range of $10 to $15 million before taxes, a small portion of which will be included in Owens & Minor’s 2006 third quarter financial report as a result of preparation for the transition. The company anticipates greater dilution at the beginning of the six-month transition period. Following the transition period, the company expects the transaction to be accretive.

About Owens & Minor, Inc., a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Owens & Minor

October 2, 2006

About McKesson Corporation

McKesson Corporation (NYSE: MCK), currently ranked 16th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Contact:

Jeff Kaczka, SVP & CFO, 804-723-7500, jeff.kaczka@owens-minor.com

Dick Bozard, VP & Treasurer, 804-723-7502, dick.bozard@owens-minor.com;

Trudi Allcott, Director, Investor Communications, 804-723-7555; truitt.allcott@owens-minor.com

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